Exhibit 2.1

EXECUTION VERSION

PATENT SALE AGREEMENT (IQStream Patents)

THIS PATENT SALE AGREEMENT (this “Agreement”), dated as of May 21, 2014 (the “Effective Date”), is made by and between Citrix Systems Inc., a Delaware corporation having a principal place of business at 851 West Cypress Creek Road, Fort Lauderdale, FL 33309 (“Purchaser”), and Sycamore Networks, Inc., a Delaware corporation having a place of business at 200 Mill Road, Chelmsford, Massachusetts 01824 (“Seller”) (collectively referred to herein as the “Parties” and individually as “Party”).

W I T N E S S E T H:

WHEREAS, Purchaser desires to acquire all of Seller’s right, title and interest in and to the Assigned Patents (as hereinafter defined) and Seller, in turn, desires to sell all of its right, title and interest in and to the Assigned Patents (the “Patent Sale”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement or in APPENDIX A.

ARTICLE II

PATENT SALE AND ASSIGNMENT

Section 2.1 Sale of Patent Assets. At the Closing, as set forth in Section 3.1 and subject to the terms and conditions of this Agreement, including Section 3.2, Seller agrees to irrevocably assign, convey, transfer and deliver to Purchaser all of Seller’s right, title and interest in and to: (i) the Assigned Patents, (ii) all rights to royalties and other payments under the Assigned Patents, and (iii) all rights to enforce the Assigned Patents and to sue for, collect and retain all damages for past, present and future infringement of any of the Assigned Patents.

Section 2.2 Purchase Price. The purchase price for the Assigned Patents is three hundred thousand United States dollars (USD $300,000.00) (the “Purchase Price”). The Purchase Price shall be paid by Purchaser to Seller in U.S. currency by bank wire of immediately available funds on the Closing Date to the account specified by Seller in Exhibit A attached hereto.

Section 2.3 Liquidation and Dissolution of Seller. Purchaser acknowledges that Seller filed a certificate of dissolution with the Secretary of State of the State of Delaware pursuant to §275 of the Delaware General Corporation Law (the “DGCL”) on March 7, 2013 and that in connection therewith Seller is in the process of liquidating its assets and intends to distribute any excess cash to Seller’s stockholders as promptly as practicable in accordance with the DGCL. Purchaser acknowledges and agrees that notwithstanding anything to the contrary in this Agreement, Seller’s obligations under this Agreement shall in no way form the basis of any claim by Purchaser or otherwise serve to prevent or delay Seller’s liquidation of assets and distributions to stockholders, including of the Purchase Price, following the Closing.

ARTICLE III

CLOSING; DELIVERIES

Section 3.1 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 a.m., Boston time, on the Business Day on which the conditions to

Closing set forth in Article VI have been satisfied (or otherwise waived) other than those conditions which by their terms cannot be satisfied until Closing (but subject to the satisfaction of such conditions), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 500 Boylston Street, Boston, Massachusetts 02116, or at such other time, date or place as agreed to in writing between Seller and Purchaser (the date on which the Closing occurs, the “Closing Date”).

Section 3.2 Closing Deliveries. At the Closing, the following actions shall take place, all of which shall be deemed to have occurred simultaneously, and no action shall be deemed to have been completed or any document delivered until all such actions have been completed and all required documents delivered, unless waived by the relevant Party for whose benefit such action should have been completed or such document should have been delivered:

(a)	Seller will deliver, or will cause to be delivered, to Purchaser two (2) original Patent Assignments executed by Seller; and

(b)	Purchaser will deliver, or will cause to be delivered, to Seller payment of the Purchase Price to Seller in accordance with Section 2.2.

Section 3.3 Post-Closing Deliveries. Within thirty (30) days after the Closing Date, Purchaser shall provide to Seller all shipping instructions for shipment of the Assigned Patent Documentation not already delivered to Purchaser, and shall make arrangements for Purchaser-paid shipping of such Assigned Patent Documentation from their then-current location to Purchaser. Within sixty (60) days after receipt of such instructions and notice of such arrangements in writing, Seller shall cause to be shipped to Purchaser all of such Assigned Patent Documentation in Seller’s possession or control in accordance with the foregoing instructions and notice. To the extent that any material Assigned Patent Documentation for any Assigned Patents are not available for shipment as of such time, Seller shall use commercially reasonable efforts to locate and deliver to Purchaser such Assigned Patent Documentation for any Assigned Patents; provided, that, in no event shall Seller be obligated to undertake any out-of-pocket expenses to locate and deliver such Assigned Patent Documentation for any Assigned Patents. Notwithstanding anything to the contrary herein, Seller shall not be required to ship or otherwise provide Purchaser with any Assigned Patent Documentation (i) publicly available through the PTO or equivalent patent agencies in other jurisdictions, or (ii) for which a copy of such Assigned Patent Documentation has been provided to Purchaser.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of Seller. Seller represents and warrants to Purchaser as of the Effective Date as follows:

(a) Seller owns all right, title, and interest to the Assigned Patents, free and clear of all liens, mortgages, security interests or other similar encumbrances incurred in connection with the borrowing of money.

(b) There are no actions, suits, investigations, claims, or proceedings threatened in writing (and not resolved) or pending against Seller that relate to the Assigned Patents.

(c) All maintenance fees and annuities due on the Assigned Patents have been timely paid.

(d) No license or interest under the Assigned Patents has been granted by Seller to any Third Party.

(e) Seller is a corporation for which a certificate of dissolution was filed with the Secretary of State of the State of Delaware pursuant to §275 of the DGCL on March 7, 2013.

(f) Seller has full power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby

(g) The execution and delivery of this Agreement by Seller, the performance of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller.

Section 4.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as of the Effective Date as follows:

(a) Purchaser is a company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation.

(b) Purchaser has the full power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

(c) The execution and delivery of this Agreement by Purchaser, the performance of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Purchaser.

(d) As of immediately prior to the Closing, Purchaser will have sufficient immediately available funds to enable it to pay to Seller the Purchase Price and consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Press Release. No Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public disclosure announcing the entry into this Agreement, or its terms, without the prior written approval of the other Party; provided, however, that, and notwithstanding anything to the contrary in the Confidentiality Agreement (as defined below), any Party may make any public disclosure it believes in good faith is required by applicable Law or stock exchange rule, including filing this Agreement with the Securities and Exchange Commission or any applicable stock exchange.

Section 5.2 Further Assurances. From and after the Closing Date, each Party shall cooperate with the other Party, upon reasonable request and without any further consideration (other than reasonable expenses to be paid by Purchaser on behalf of Seller as set forth in this Section 5.2), to cause to be executed and delivered, all instruments, including instruments of conveyance, documents, novations, assignments, transfers or other agreements, and to make all filings with, and to obtain all consents, under any permit, license, agreement, indenture or other instrument or regulation, and to give such further written assurances, and to take all such other actions as may be reasonably necessary from time to time, consistent with the terms of this Agreement, in order to evidence the transactions contemplated by this Agreement and to effectuate the provisions and purposes of this Agreement and the Patent Assignment. Notwithstanding any other provision in this Agreement or the Patent Assignment to the contrary, Purchaser shall be responsible for preparing, presenting to Seller for approval and execution, filing and taking all other actions, at Purchaser’s sole cost and expense, to complete the assignment of the Assigned Patents (and any continuation, continuation-in-part, divisional, reissue, conversion, substitute, extension, reexamination (or foreign equivalent of any of the foregoing), or foreign counterpart of the Assigned Patents) to Purchaser in any applicable jurisdictions and to otherwise perfect its title in and to the Assigned Patents (or any continuation, continuation-in-part, divisional, reissue, conversion, substitute, extension, reexamination (or foreign equivalent of any of the foregoing), or foreign counterpart of the Assigned Patents). Subject to the preceding sentence, after the Closing Date, Seller shall, upon Purchaser’s reasonable written request, take such additional actions and execute and deliver such additional documentation as Purchaser may reasonably deem necessary in order to secure and perfect Purchaser’s rights in (including its rights to enforce) the Assigned Patents or any continuation, continuation-in-part, divisional, reissue, conversion, substitute, extension, reexamination (or foreign equivalent of any of the foregoing), or foreign counterpart of the Assigned Patents. In the event that Seller fails to timely take any such action or execute and deliver any such additional documentation following Purchaser’s reasonable written request, Purchaser shall notify Seller in writing that Seller has failed to take such action or deliver such documents. If Seller fails to adequately respond in ten (10) Business Days, Purchaser is hereby authorized to take such action and execute and deliver such additional documentation in Seller’s name solely to the extent reasonably necessary to effect and perfect the assignment to Purchaser of all right, title and interest in and to the Assigned Patents, and Purchaser is hereby appointed as Seller’s attorney-in-fact solely for such limited purposes, which designation shall be deemed a power coupled with an interest. Requests under this Section 5.2 may be made by electronic mail to david.guerrera@sycamorenet.com; provided, however that any requests submitted by electronic mail will not constitute formal notice in accordance with Section 9.3 of this Agreement. Purchaser acknowledges and agrees that Seller shall not be required to incur any out-of-pocket costs or expenses (including attorneys’ fees and expenses) in connection with any assistance provided to Purchaser under this Section 5.2, or as a result of Seller’s cooperation with, or other actions taken at the request of, Purchaser under this Section 5.2, other than (i) any costs or expenses (including attorneys’ fees and expenses) incurred by Seller in connection with executing and delivering any instrument, including instruments of conveyance, documents, novations, assignments, transfers or other similar agreements, for the purpose of effecting, evidencing or perfecting the assignment to Purchaser of the Assigned Patents (or any continuation, continuation-in-part, divisional, reissue, conversion, substitute, extension, reexamination (or foreign equivalent of any of the foregoing), or foreign counterpart of the Assigned Patents), or (ii) to the extent Purchaser agrees to reimburse Seller for all such out-of-pocket costs and expenses (including attorneys’ fees and expenses) incurred by Seller that are not covered by the foregoing (i), if any.

Section 5.3 Confidentiality. All information provided by Seller to Purchaser pursuant to this Agreement shall be deemed confidential information that is Seller’s Confidential Information, as defined in the Mutual Nondisclosure Agreement dated September 4, 2012 (the “Confidentiality Agreement”). The Parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall remain in full force and effect. The Parties’ confidentiality and non-use obligations shall survive any expiration or termination of this Agreement or the Confidentiality Agreement.

ARTICLE VI

CONDITIONS

Section 6.1 Conditions to Purchaser’s Obligations to Close. The obligations of Purchaser to consummate the transactions contemplated by this Agreement at the Closing are subject to the satisfaction or waiver (to the extent permitted by applicable Law) by Seller of the following conditions precedent:

(a) On or before the Closing Date, Seller shall have provided the deliverables identified as being deliverable by Seller as set forth in Section 3.2.

(b) At or before the Closing Date (i) no judgment, order, decree, stipulation or injunction by any governmental entity shall be in effect which prevents consummation of the transaction contemplated by this Agreement and (ii) no statute, rule or regulation shall have been enacted, promulgated or deemed applicable to the transactions contemplated by this Agreement that prohibits the consummation of the transactions contemplated by this Agreement.

Section 6.2 Conditions to Seller’s Obligations to Close. The obligations of Seller to consummate the transactions contemplated by this Agreement at the Closing are subject to the satisfaction or waiver (to the extent permitted by applicable Law) by Purchaser of the following conditions precedent:

(a) On or before the Closing Date, Purchaser shall have provided the closing deliverables identified as being deliverable by Purchaser as set forth in Section 3.2.

(b) At or before the Closing Date (i) no judgment, order, decree, stipulation or injunction by any governmental entity shall be in effect which prevents consummation of the transaction contemplated by this Agreement and (ii) no statute, rule or regulation shall have been enacted, promulgated or deemed applicable to the transactions contemplated by this Agreement that prohibits the consummation of the transactions contemplated by this Agreement.

ARTICLE VII

DISCLAIMER; LIMITATIONS OF LIABILITY; SURVIVAL

Section 7.1 Disclaimer.

(a) Other than as expressly set forth in Section 4.1, Purchaser acknowledges and agrees that (i) Seller makes no, and has not made any, and Purchaser is not relying on any, representation or warranty (express, implied or otherwise), and all representations and warranties are hereby disclaimed, including any relating to the Assigned Patents, the Assigned Patent Documentation, this Agreement or the Patent Assignment or the transactions contemplated hereby, (ii) the Assigned Patents are assigned hereunder on an “as-is” basis, and (iii) any estimate, projection, prediction, forecast, data, opinions, information, documentation, memorandum, presentation or any other materials or information provided, made available or addressed to Purchaser or any of its representatives, including the Assigned Patent Documentation and any data room made available to Purchaser or its representatives, including any “clean room”, and any management presentation, communication or otherwise, are not and shall not be deemed to be or include representations or warranties.

(b) Without limiting the foregoing Section 7.1(a), Seller hereby disclaims any representation or warranty (i) that any of the Assigned Patents could not or will not be invalidated or otherwise become the subject of proceedings challenging Seller’s rights with respect to any of the Assigned Patents, (ii) that any patent will issue on any patent application included in the Assigned Patents, (iii) of merchantability or fitness for a particular purpose, or (iv) that the manufacture, use, sale, importation or other exploitation of any products, technology or services could not or will not be the subject of any intellectual property infringement or misappropriation claims of any Third Party (whether or not such products, technology or services are covered by the claims of any of the Assigned Patents)

Section 7.2 Limitations of Liability. EXCEPT IN THE CASE OF FRAUD OR WILLFUL MISCONDUCT, SELLER’S TOTAL LIABILITY FOR BREACH OF ANY OF THE PROVISIONS OF THIS AGREEMENT, INCLUDING ANY REPRESENTATIONS OR WARRANTIES HEREIN, SHALL NOT EXCEED TWENTY PERCENT (20%) OF THE PURCHASE PRICE. EXCEPT IN THE CASE OF FRAUD OR WILLFUL MISCONDUCT OR A BREACH OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN Section 5.3, NEITHER PARTY WILL HAVE ANY OBLIGATION OR LIABILITY (WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED), REPRESENTATION, STRICT LIABILITY OR PRODUCT LIABILITY), FOR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL, MULTIPLIED, PUNITIVE, SPECIAL, OR EXEMPLARY DAMAGES OR LOSS OF REVENUE, PROFIT, SAVINGS OR BUSINESS ARISING FROM OR OTHERWISE RELATED TO THIS AGREEMENT, EVEN IF A PARTY OR ITS REPRESENTATIVES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES ACKNOWLEDGE THAT THE LIMITATIONS OF POTENTIAL DAMAGES AND LIABILITIES SET FORTH IN THIS Section 7.2 WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT AND THE RIGHT OF THE PARTIES WITH RESPECT TO CLAIMS RESULTING FROM ANY BREACH OF REPRESENTATION OR WARRANTY OR FAILURE TO PERFORM ANY COVENANT OR OBLIGATION CONTAINED IN THIS AGREEMENT OR OTHERWISE RELATING TO THE TRANSACTIONS UNDER THIS AGREEMENT SHALL BE THE SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT AND SUBJECT TO THE LIMITATIONS OF THIS Section 7.2.

Section 7.3 Survival. The representations or warranties in this Agreement or in any document delivered pursuant to this Agreement shall survive the Closing and shall expire on the six (6) month anniversary of the Closing Date. Except with respect to breach of the confidentiality obligations in Section 5.3 and any payment obligations in Section 3.2(b), none of the covenants or other agreements contained in this Agreement shall survive the Closing other than those which by their terms contemplate performance after Closing and each such surviving covenant or agreement shall survive the Closing only until the earlier of (a) their performance and (b) the three (3) month anniversary of the Closing Date.

ARTICLE VIII

TERMINATION

Section 8.1 Termination of the Agreement. The Parties may terminate this Agreement prior to the Closing as provided below:

(a) By mutual written agreement of Seller and Purchaser; or

(b) By either Party if the Closing shall not have occurred as of 5:00 p.m., Boston time on May 28, 2014; provided, however, that no Party may terminate this Agreement pursuant to this clause (b) if such Party’s failure to fulfill any of its obligations under this Agreement is the sole reason that the Closing shall not have occurred on or prior to such time. The Parties acknowledge and agree that time is of the essence with respect to the consummation of the transactions contemplated by this Agreement.

Section 8.2 Effect of Termination. In the event this Agreement is terminated pursuant to Section 8.1, written notice thereof shall be given to the other Party, and this Agreement shall forthwith become void and of no effect without liability of any Party (or any stockholder or Representative of such Party) to each other Party hereto, except with respect to the Confidentiality Agreement and this Section 8.2. The Parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, no Party would enter into this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any default or breach of covenant hereunder shall be deemed to extend to any prior or subsequent default or breach of covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 9.2 Expenses; Transfer Taxes. Except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses. Notwithstanding anything to the contrary contained herein, Purchaser (on behalf of itself and all of its Affiliates) shall pay, or cause to be paid, all documentary, sales, use, registration, value added, transfer, stamp, recording and similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto (collectively, “Transfer Taxes”) incurred as a result of the transactions contemplated by this Agreement and the Patent Assignment.

Section 9.3 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered one Business Day after it is sent by (a) a reputable courier service guaranteeing delivery within one Business Day or (b) facsimile; provided electronic confirmation of successful transmission is received by the sending Party and a confirmation copy is sent on the same day as the telecopy transmission by certified mail, return receipt requested, in each case to the intended recipient as set forth below:

if to Purchaser:

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, FL 33309

Attn: General Counsel

Fax: 954- 229-6209

with a copy (which shall not constitute notice) to:

Citrix Systems, Inc.

14 Crosby Drive

Bedford MA 01730

Attn: VP & Deputy General Counsel

Fax: 781-301-7928

Email: #Legal-IP@citrite.net

if to Seller:

Sycamore Networks, Inc.

220 Mill Road

Chelmsford, MA 01824

Phone: (978) 250-2900

Fax: (978) 256-3434

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate Meagher & Flom LLP

500 Boylston Street

Boston, MA 02116

Phone: (617) 573-4800

Fax: (617) 573-4822

Attention: Margaret A. Brown, Esq.

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 9.4 Construction. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (f) references to a contract or agreement mean such contract or agreement as amended or otherwise modified from time to time; (g) references to a person or entity are also to its permitted successors and assigns; (h) references to an “Article”, “Section”, “Exhibit” or “Appendix” refer to an Article or Section of, or an Exhibit or Appendix to, this Agreement; (i) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and (j) references to a law include any rules, regulations and delegated legislation issued thereunder. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either Party.

Section 9.5 Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned or delegated by either Party (whether by operation of Law or otherwise) without the prior written consent of the other Party.

Section 9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 9.7 Entire Agreement. This Agreement (including the exhibits, appendices and annexes hereto), together with the Confidentiality Agreement, constitutes the entire agreement by and between Seller and Purchaser and their respective Affiliates and supersedes any prior agreements or representations by or between Seller and Purchaser, whether written or oral, with respect to the subject matter hereof. In the event there is any inconsistency or conflict between the terms of this Agreement and the terms of the Patent Assignment, the terms of this Agreement shall control and govern.

Section 9.8 No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the Parties and their respective permitted successors and assigns.

Section 9.9 Governing Law. This Agreement (and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Purchaser or Seller in the negotiation, administration, performance and enforcement thereof) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 9.10 Dispute Resolution.

(a) The Parties shall attempt to resolve any dispute or difference that may arise between them in relation to or in connection with this Agreement or the breach, termination or validity thereof (“Dispute”) by meeting to discuss and identify a resolution of the Dispute. The above meeting shall be held in a timely manner after one party has given written notice to the other Party that a Dispute has arisen (“Notice”). If the Dispute has not been resolved for any reason within forty (40) days of the receipt by a Party of Notice, either Party may initiate binding arbitration as provided in this Section 9.10.

(b) The arbitration shall be conducted under the then current Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”). The arbitration shall be conducted before a panel of three arbitrators in Boston, Massachusetts. In deciding the Dispute, the arbitrators shall follow the substantive law of the State of Delaware. Each party shall appoint one arbitrator within twenty (20) days of receipt by respondent of a copy of the demand for arbitration; and the two party-appointed arbitrators together shall select the third arbitrator who shall be the panel chairperson within twenty (20) days of the appointment of the second arbitrator. Any arbitrator not timely appointed shall be appointed by the AAA in accordance with the Rules. Discovery in the arbitration shall be limited to documents directly relevant to the issues in dispute, and the arbitrators shall establish a schedule providing for a hearing on the merits to be held within one-hundred and twenty (120) days of the appointment of the third arbitrator or as soon thereafter as practicable. The determination and award of the arbitrators shall be in writing and shall state reasons for the arbitrators’ decision. All arbitration fees and costs shall be shared equally by the parties. The award of the arbitrators shall be final and binding on the parties and judgment upon the award rendered by the arbitrators may be entered and enforced in any court having jurisdiction over either party or any of its assets.

(c) Notwithstanding anything in this Agreement, prior to the appointment of the arbitral tribunal, no party shall be precluded from seeking provisional remedies in the courts including, but not limited to actions to compel arbitration or seeking, temporary restraining orders or preliminary injunctions, to protect its rights and interests, but such proceedings shall not be used as a means of delaying or avoiding the dispute resolution process set out in this Agreement. Each party unconditionally and irrevocably agrees to submit to the non-exclusive jurisdiction of the state and federal courts located in Boston, Massachusetts (the “Boston Courts”) for the purpose of any proceedings in aid of arbitration and for pre-arbitral attachment or a pre-arbitral injunction to maintain the status quo or prevent irreparable harm prior to the appointment of the arbitral panel, and for the enforcement of any award or decision of the arbitrators duly appointed under this Agreement. Each party unconditionally and irrevocably waives any objections which they may have now or in the future to the jurisdiction of the Boston Courts for such purpose, including without limitation objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral panel shall have full authority to grant provisional remedies to order a party to request that a court modify or vacate any provisional relief issued by such court and to award damages for the failure of any party to respect the arbitral panel’s orders to that effect.

Section 9.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or .PDF signature.

Section 9.12 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF EITHER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Purchaser and Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CITRIX SYSTEMS, INC.

By:	/s/ Katherine Wagner
	Name:	Katherine Wagner
	Title:	Controller

SYCAMORE NETWORKS, INC.

By:	/s/ David Guerrera
	Name:	David Guerrera
	Title:	President and General Counsel

[Signature Page to Patent Sale Agreement (IQStream Patents)]

APPENDIX A

As used in the Agreement, the following terms shall have the following meanings:

“AAA” has the meaning set forth in Section 9.10(b).

“Affiliate” means, with respect to any person, any other person directly or indirectly Controlling, Controlled by, or under common Control with, such person.

“Agreement” has the meaning set forth in the introductory paragraph of this agreement.

“Assigned Patent Documentation” means, to the extent in Seller’s possession and control, Seller’s material records and files comprising (i) Prosecution History Files, (ii) documentation of inventorship (subject to redaction of any confidential or proprietary information in such documentation not disclosed or claimed by such Assigned Patent and not required to demonstrate inventorship or priority under U.S. law), and (iii) documentation executed with respect to the Assigned Patents assigning ownership thereof to Seller, including the original ribbon copy of each Assigned Patent issued by the PTO and copies of all prior assignment instruments for the Assigned Patents; provided, however, that “Assigned Patent Documentation” shall not include any attorney-client or work product privileged information.

“Assigned Patents” means: (i) the patents and patent applications set forth on Schedule 1; (ii) all patents and patent applications from which such patents and patent applications claim priority, directly or indirectly; and (iii) all continuations and continuations-in-part, divisions, substitutions, continued patent applications, re-examinations, renewals, extensions and reissues thereof, and all foreign counterparts and other applications and patents claiming priority to any of the foregoing, directly or indirectly, that may be secured under the laws of the United States, any foreign jurisdiction or multi-jurisdictional entity. Notwithstanding any of the foregoing, for the avoidance of doubt, “Assigned Patents” shall not include any subject matter that is not disclosed in any patents or patent applications existing as of the Effective Date.

“Boston Courts” has the meaning set forth in Section 9.10(c).

“Business Day” means any day other than a Saturday, Sunday or a day on which all banking institutions in Boston, Massachusetts are authorized or obligated by Law or executive order to close.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Confidentiality Agreement” has the meaning set forth in Section 5.3.

“Contract” means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond or other instrument that is legally binding as of the date hereof or as may hereafter be in effect.

“Control” (including the terms “Controlling”, “Controlled by” and “under common Control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“DGCL” has the meaning set forth in Section 2.3.

“Dispute” has the meaning set forth in Section 9.10(a).

“Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Governmental Authority” means any United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission.

“Law” means any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Notice” has the meaning set forth in Section 9.10(a).

“Party” and “Parties” have the respective meanings set forth in the introductory paragraph of this Agreement.

“Patent Assignment” means an assignment substantially in the form attached hereto as Exhibit B.

“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

“Patent Sale” has the meaning set forth in the Recitals.

“person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Prosecution History Files” means, with respect to each patent and patent application that is an Assigned Patent, the filings with, and formal written communications to and from, the PTO and equivalent patent agencies in other jurisdictions, with respect to the prosecution and maintenance of such patent or patent application.

“Purchase Price” has the meaning set forth in Section 2.2.

“Representative” means, with respect to any person, such person’s directors, officers, employees, Affiliates, members, partners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Rules” has the meaning set forth in Section 9.10(b).

“SEC” means the Securities and Exchange Commission.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; customs’ duties, tariffs, and similar charges.

“Third Party” means any person (including any groups of persons acting in concert) other than Seller, Purchaser and any of their respective Affiliates.

Transfer Taxes” has the meaning set forth in Section 9.2.

SCHEDULE 1

Assigned Patents

EXHIBIT A

Sycamore Networks, Inc.

Banking Instructions

EXHIBIT B

Form of Patent Assignment (IQStream Patents)

THIS PATENT ASSIGNMENT (this “Patent Assignment”) is made effective as of [date] (the “Assignment Effective Date”) by and between Sycamore Networks, Inc., a Delaware corporation having a principal place of business at 220 Mill Road, Chelmsford, MA 02184 (“Assignor”), and Citrix Systems Inc., a Delaware corporation having a principal place of business at 851 West Cypress Creek Road, Fort Lauderdale, FL 33309 (“Assignee”) (collectively referred to herein as the “Parties” and individually as “Party”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement (as defined below).

WHEREAS, Assignor is the owner of the patents and patent applications listed on Schedule 1 hereto (the “Patents”);

WHEREAS, Assignee wishes to acquire all of Assignor’s right, title and interest in and to the Patents, and Assignor is willing to assign such rights to Assignee pursuant to this Patent Assignment;

WHEREAS, Assignor and Assignee have entered into a Patent Sale Agreement dated as of the date hereof, governing the terms and conditions of sale of the Patents (the “Agreement”);

NOW, THEREFORE, for good and valuable consideration as set forth in the Agreement, the receipt of which is hereby acknowledged, Assignor and Assignee agree as follows:

1. Assignment. Assignor hereby sells, assigns, transfers and sets over to Assignee all of Assignor’s right, title and interest in and to the Patents and all rights to enforce the Patents and to sue for, collect and retain any and all damages for past, present and future infringement of any and all of the Patents; and rights to collect royalties or other payments on account of Assignee’s exploitation of any of the Patents.

2. Authorization. Assignor hereby authorizes and requests the Commissioner of Patents and Trademarks of the United States and any applicable foreign agency to record this Patent Assignment and issue the Patents to Assignee and its successors, assigns and other legal representatives.

3. Counterparts. This Patent Assignment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Patent Assignment may be executed by facsimile or .PDF signature.

4. Entire Agreement. With the exception of the Agreement, this Patent Assignment (including the schedules hereto) constitutes the entire agreement by and between Assignor and Assignee and supersedes any prior agreements or representations by or between Assignor and Assignee, whether written or oral, with respect to the subject matter hereof. In the event there is any inconsistency or conflict between the terms of the Agreement and this Patent Assignment, the terms of the Agreement shall control and govern. This Patent Assignment may not be modified or amended, except in writing signed by the Parties.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Patent Assignment, made to be effective as of the Assignment Effective Date.

SYCAMORE NETWORKS, INC.	CITRIX SYSTEMS INC.

By:	By:
Print Name:	Print Name:
Title:	Title:
Date:	Date:

SCHEDULE 1